EXHIBIT 11
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INTRUST FINANCIAL CORPORATION
Computation of Earnings Per Share Years Ended December 31, 1997, 1996 and 1995 (Dollars in thousands except per share data)

                                               1997         1996          1995
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Basic Earnings Per Share:
Net income                                  $  16,664    $   1,680     $  12,387
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Weighted average common shares outstanding  2,193,268    2,285,337     2,344,762

Basic earnings per share                    $    7.60    $    0.74     $    5.28
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Diluted Earnings per Share:
Net Income                                  $  16,664    $   1,680     $  12,387
Net reduction in interest expense assuming
 conversion of capital notes                      656            *           699
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Net income                                  $  17,320    $   1,680     $  13,086
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Weighted average common shares outstanding
 assuming conversion of capital notes and
 exercise of stock options                  2,569,497    2,285,337*    2,743,307

Diluted earnings per share                  $    6.74    $    0.74     $    4.77
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         * For 1996,  diluted earnings per share is considered to be the same as basic earnings per share, since the effect of exercise of stock options (285 shares) and the conversion of subordinated capital notes (387,178 shares) would be antidilutive.